Exhibit 5.1
[MAPLES AND CALDER LETTERHEAD]
Our ref
Home Inns & Hotels Management Inc.
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China
7 December, 2009
Dear Sirs
Home Inns & Hotels Management Inc.
We have examined the Registration Statement on Form S-8 to be filed by Home Inns & Hotels Management Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plan (the “Plan”):
          —           2006 Share Incentive Plan (as amended and restated effective 3 November, 2009)
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing the issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully,
/s/ Maples and Calder
Maples and Calder

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